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                                                                    EXHIBIT 3(i)

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                                [composite copy]


                                    RESTATED
                            ARTICLES OF INCORPORATION
                                       OF
                           F & M BANCORPORATION, INC.
                       [as amended through July 22, 1998]

         F & M Bancorporation, Inc., a corporation organized under the laws of the State of Wisconsin, hereby adopts the following Restated Articles of Incorporation of said corporation, which amend, supersede and take the place of its heretofore existing articles of incorporation and all amendments thereto.

         Article 1.        Name.      The name of the corporation is:
F & M Bancorporation, Inc.

         Article 2. Duration. The period of its existence shall be perpetual.

         Article 3.        Purpose.   The corporation may engage in any lawful
activity within the purposes for which corporations may be organized under the Wisconsin Business Corporation Law, Chapter 180, Wisconsin Statutes.

         Article 4. Authorized shares. The aggregate number of shares which the corporation shall have authority to issue is 50,000,000, consisting of one class only, designated as "Common Stock," having a One Dollar ($1.00) par value. [as amended July 22, 1998]

         Article 5. Preemptive rights. No shareholder of the corporation shall have any preemptive rights to subscribe for or to purchase or to acquire any issue of shares, or securities convertible into such shares, or carrying a right to subscribe to or acquire such shares, or any other securities of the corporation.

         Article 6. Requisite Affirmative Vote Requirements. The affirmative vote of a majority of the shares entitled to vote shall be required for all matters requiring approval of shareholders.

         Article 7. Registered office and registered agent. The address of the registered office is Fourth Street Plaza, Kaukauna, Wisconsin 54130.
The  name of the  corporation's  registered  agent  at such  address  is Gail E.
Janssen.

         Article 8. Number of directors. The number and classes of the directors shall be set forth in the bylaws of the Corporation.